SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is entered into by and between Golden Eagle International, Inc. (the “Company”), with its principal place of business located at 9661 South 700 East, Salt Lake City, Utah 84070; and Blane W. Wilson (the “Employee”), residing at 3538 Hawthorne Drive, Elko, Nevada 89801.

RECITALS:

a.	The Employee and the Company entered into an employment agreement dated April 18, 2008 (the “Original Agreement”).

b.	The Employee and the Company entered into an amendment to the Original Agreement (“First Amendment”) dated October 1, 2008.

c.	Circumstances have changed, the Employee has also accepted employment with Klondex Mines Limited (“KDX”) and the nature of opportunities available to the Employee and the Company has changed.

d.	As a result thereof, the Employee and the Company desire to amend the Original Agreement and the First Amendment as follows:

Now, therefore, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy whereof the Company and the Employee each hereby acknowledges, the parties agree as follows:

1.           Section 1 of the Original Agreement that was amended be and hereby is amended as follows (new language in italics):

1.     DUTIES. The Company is employing the Employee in the capacity of Chief Operating Officer pursuant to duties that have been discussed with the Employee at length, and shall include, but not be limited to: efforts to accomplish the responsibilities and obligations of the Company under that certain Mill Operating Agreement between the Company and Queenstake Resources (USA), Inc., dated on or about October 1, 2008, relating to the Jerritt Canyon Mill and related facilities located about 50 miles north of Elko, Nevada; efforts to create a viable business opportunity for the Company at its Gold Bar mill located 25 miles northwest of Eureka, Nevada; efforts to bring the C Zone gold project located on the Company’s Precambrian Properties in eastern Bolivia into full production; efforts to complete the further exploration, in-fill drilling and final feasibility work on the Company’s A Zone Buen Futuro project in eastern Bolivia; and such other projects as the Company may direct or other duties that may be reasonably modified at the Company’s discretion from time to time. During the Employment Period, the Employee shall exert his best efforts and devote his time, attention and energies on a full-time basis to the Company’s business and the performance of his duties hereunder, and shall not engage in any other employment or business activities without the Company’s prior written consent. Moreover, the Employee agrees to be bound to the Company’s Code of Conduct and Ethics as set out on the Company’s website, www.geii.com.

2.           The first paragraph of Section 2 of the Original Agreement (not including any of the lettered subsections) be and hereby is amended to read as follows (new language in italics):

2.     TERM AND TERMINATION. The “Employment Period” shall be the period commencing on April 18, 2008, and continuing through the later of April 18, 2011 or the expiration or termination of the Queenstake Agreement, or ending on the effective date of any termination as hereinafter provided. The effective date of such termination is herein referred to as the “Date of Termination.”

3.           Subsection 3(a) of the Original Agreement be and hereby is amended by renumbering the first paragraph as (i) and adding a new paragraph (ii) as follows:

(a)        (i)        Percentage Override or Royalty on the Gold Bar Mill. If the Employee is a primary contributor, in the determination of the Company’s Board of Directors, to bringing the Company’s Gold Bar CIP mill located 25 miles northwest of Eureka, Nevada, into production on a merger, joint venture or toll refining basis (although toll refining would be a distant third in the Company’s preferences), then shall the Company pay to the Employee a three percent (3%) override or royalty payment on the net smelter return (“NSM”) resulting from the mill. The NSM shall be defined as the spot or current market price paid by the purchaser for the mineral in doré or impure form at the mill, net of any and all costs associated with the recovery of the mineral in the mill and recovery plant, including general and administrative expenses directly attributable to the mill and recovery plant; or, if the Company determines that there is a market advantage to selling gold in a pure, hallmarked condition, then any and all costs associated with the transport and refining of doré or impure product at the refinery will be added to the above costs of milling and recovery. Settlement shall be carried out and payment shall be made to the Employee by the Company within ten calendar days of the end of each calendar quarter. In the event that Employee’s Period of Employment is terminated for any reason, excluding Cause as defined above, then shall the Employee be entitled to this NSR royalty or override for a period of five years after termination.

 (ii)      Percentage Override or Royalty on the Jerritt Canyon Milling Facility.  The Company pay to the Employee 3% of the compensation (not including reimbursement of expenses incurred) received by the Company as a result of the Company’s operations under the Queenstake Agreement.  The Company will make such payment to the Employee within fifteen business days of receipt of such compensation by the Company.  For example, the Queenstake Agreement is expected to provide that, at certain times, Queenstake is to pay to the Company as compensation (and not as reimbursement of costs) an amount equal to 8% of “Operator’s Costs” (as that term is defined in the Queenstake Agreement) and 20% of “Net Profits” (as that term is also defined in the Queenstake Agreement).  Within fifteen business days of receipt thereof, the Company will pay the Employee 3% of 8% of “Operator’s Costs” (a net of 0.24%) and 3% of 20% of “Net Profits” (a net of 0.6%).  The Company’s payments to the Employee will be reduced by any tax withholdings and other obligations of the Company in accordance with federal or state law.  To the extent any withholdings are made, the Company will make appropriate payments and reports to the appropriate federal and state taxing authorities.  In the event that Employee’s Period of Employment is terminated for any reason, excluding Cause as defined above, then shall the Employee be entitled to this NSR royalty or override for a period of five years after termination.

4.           Except as expressly modified hereby, all of the terms and conditions of the Original Agreement remain unchanged.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on this _______ day of _______________, 2008.

Golden Eagle International, Inc.

By:
Terry C. Turner, President & CEO	Blane W. Wilson, Employee